AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made and entered into by and between Jay Zoellner (“Executive”) and Energy & Power Solutions, Inc., (“EPS”) (collectively the “parties”) as of this 17th day of April 2009.  This Agreement amends, restates and supersedes in its entirety that certain Executive Employment Agreement dated November 29, 2007 between EPS and Executive.  In consideration of the promises set forth in this Agreement, the parties agree as follows:

1.           Term.  The initial term of Executive’s employment hereunder shall commence on April 17, 2009 (the “Effective Date”), and shall continue for a period of three (3) years from such date, unless terminated earlier in accordance with the terms of this Agreement (the “Initial Term”).  If Executive’s employment is not terminated earlier as set forth above, Executive’s employment will be automatically renewed for additional one (1) year periods thereafter (a “Renewal Term”), unless written notice to the contrary is provided by either party to the other at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term.

2.           Employment.  EPS will continue to employ Executive, and Executive accepts continued employment with EPS, as of the Effective Date.  Executive shall work out of EPS’ offices located in Costa Mesa, California, and at such other locations designated by EPS from time to time, subject to the limitation set forth in Section 8 of this Agreement.

3.           Position and Duties.  EPS will continue to employ Executive as President and Chief Executive Officer.  This is a full-time exempt, salaried position.  Executive will report directly to the Board of Directors of EPS in this position.  Executive will also devote his full time, efforts, abilities, and energies to promote the general welfare and interests of EPS and any related enterprises of EPS.  Executive will loyally, conscientiously, and professionally do and perform all duties and responsibilities of his position, as well as any other duties and responsibilities as will be reasonably assigned by EPS.  Executive will strictly adhere to and obey all EPS’ rules, policies, procedures, regulations and guidelines, including but not limited to those contained in EPS’ employee handbook, as well any others that EPS may establish.  Executive will strictly adhere to all applicable state and/or federal laws and/or regulations relating to his employment with EPS.

4.           Representations By Executive.  Executive represents that he has not entered into any agreements, understandings, or arrangements with any person or entity that Executive would breach as a result of, or that would in any way preclude or prohibit Executive from entering into, this Agreement with EPS or performing any of the duties and responsibilities provided for in this Agreement.  Executive represents that he does not possess any confidential, proprietary business information belonging to any other entity, and will not use any confidential, proprietary business information belonging to any other entity in connection with his employment with EPS.  Executive represents that he is not resigning employment or relocating any residence in reliance on any promise or representation by EPS regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefor.

5.            Compensation and Benefits

5.1.           Base Salary.  While employed by EPS, Executive will earn a fixed annual base salary in the amount of  Two Hundred Twenty Thousand Dollars ($220,000), payable in equal bi-weekly installments in accordance with EPS’ regular payroll practices, less applicable withholdings (“Base Salary”).  EPS’ Board of Directors will review this Base Salary at annual intervals, and may adjust the Executive’s Base Salary from time to time as it deems appropriate, in its sole and absolute discretion, provided that the Base Salary may not be adjusted downward without the prior written consent of Executive.

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5.2.           Bonus.  Executive will be eligible to earn an annual bonus based on the terms and conditions set forth in Exhibit A attached hereto (“Annual Bonus”), as such terms and conditions may be amended by the Board of Directors from time to time.  EPS’ Board of Directors will determine if Executive has earned any bonus, in its sole and absolute discretion.

5.3.           Benefit Plans.  During Executive’s employment hereunder, Executive and Executive’s dependents, to the extent they are eligible, shall be entitled to participate in any medical, dental, life, disability and vision insurance, 401(k), and other employee benefit plans, if any, made available by EPS to similarly situated employees, at no cost to Executive, all in accordance with EPS’ policies concerning such plans.  EPS shall provide for the benefit of Executive a life insurance policy equal to five (5) times Executive’s Base Salary for the Term of this Agreement.

5.4.           Paid Vacation.  Executive also shall be entitled to one hundred sixty (160) hours of paid vacation per year earned on a prorated basis, subject to the terms and conditions of EPS’ vacation policy.

5.5.           Withholdings.  EPS shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

5.6.           Section 409A.  Anything to the contrary notwithstanding, all payments made by EPS hereunder to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to section 409A of the Code, Executive consents to EPS adopting such conforming amendments as EPS deems necessary, in its reasonable discretion, to comply with section 409A of the Code and avoid the imposition of taxes under section.

6.           Reasonable Business Expenses.  Subject to compliance with EPS’ policies regarding substantiation and verification of business expenses, Executive is authorized to incur on behalf on EPS, and EPS will pay, or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties hereunder or for promoting, pursuing or otherwise furthering the business of EPS or any of its subsidiaries, including but not limited to reasonable expenses for travel, entertainment, service and usage charges for business use of cellular phones, and similar items.  In addition, Executive will be entitled to reimbursement for round trip airfare on two separate occasions per month related to travel to and from his personal residence to EPS’ principal work site as of the date of this Agreement (if such principal work site is more than fifty (50) miles from Executive’s principal residence as of the date of this Agreement).  Executive will be entitled to an apartment allowance equal to $1,500.00 per month. Executive will also be entitled to an automobile allowance equal to $800 per month.

7.            Proprietary Information.

7.1.           Confidential Information.  As set forth in the Agreement, “Confidential Information” is defined as EPS’ confidential and proprietary business information, including but not limited to EPS’ products, services, customers, contracts, fees, prices, costs, business affairs, marketing, accounting, financial statements, employees, research, inventions, data, software, and any other confidential and proprietary business information of any kind, nature or description, tangible or intangible, in whatever form.  Executive acknowledges that he has been and will be making use of, acquiring and/or adding to Confidential Information.  The Confidential Information is and will remain the sole and exclusive property of EPS.  Executive will not at any time use, divulge, disclose or communicate, either directly or indirectly, in any manner whatsoever, any Confidential Information to any person or business entity, or remove from the premises of EPS any Confidential Information in whatever form, unless required for Executive to perform the essential functions of his position with EPS while employed by EPS.

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7.2.           Unfair Competition.  While employed by EPS, Executive will not, directly or indirectly, own an interest in, operate, join, control, participate in, or be an officer, director, agent, independent contractor, partner, shareholder, or principal of any person or business entity which, directly or indirectly, competes with EPS.  While employed by EPS, Executive will not (1) undertake the planning of or organization of any business activity competitive with EPS’ business, or combine or conspire with other employees or any third party for the purpose of organizing any such competitive business activity, (2) interfere with or disrupt, or attempt to interfere with or disrupt, any business relationship, contractual or otherwise, between EPS and any other party, including clients or prospective clients, suppliers, agents or employees of EPS, and/or (3) solicit, induce or influence, or seek to induce or influence, any customer or prospective customer of EPS for the purpose of promoting or selling any products or services competitive with those of EPS, directly or indirectly, or by action in concert with others.  Executive may not hold or being beneficially interested in more than 5% of any single class of shares or securities of a corporation which are traded on a recognized public stock exchange.

7.3.           Solicitation.  While employed by EPS, and for a period of one (1) year after termination of this Agreement for whatever reason, Executive will not, directly or indirectly, solicit, induce or influence, and/or seek to induce or influence, any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by EPS to terminate his or her employment or engagement with EPS for any reason.

7.4.           Injunctive Relief.  Executive acknowledges that the violation of any provision of Section 7 of this Agreement would cause substantial injury to EPS and that EPS would not have entered into this Agreement without such restrictions.  In the event of violation of any such provision, EPS will be entitled, without bond of any kind, to injunctive relief and an accounting of profits, compensation, remuneration or other benefits received by Executive, in addition to any other contractual, legal or equitable rights, damages or remedies available.

7.5.           Survivorship.  Executive agrees that his obligations under Section 7 of this Agreement will survive the termination of the Agreement for any reason.

7.6.           Notification to Subsequent Employer.  If, following termination of Executive’s employment with EPS, Executive accepts other employment or enters into a business relationship with any business or entity that competes with EPS, Executive expressly authorizes and consents to EPS informing such competing business of the terms of Section 7 of this Agreement by written notice.

8.            Termination.

8.1.           Effect of Termination.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned from all positions as an employee, officer and/or director with EPS, and any of its affiliates, as of Executive’s last day of employment (the “Termination Date”).  Upon termination,  Executive will receive all salary, accrued vacation, payment of valid unreimbursed expenses, and vested benefits earned by Executive as of the Termination Date, as required by law.  Executive agrees and provides his express authorization for EPS to deduct any amounts Executive owes EPS against any amounts EPS owes Executive hereunder, including deductions from Executive’s final paycheck.  On the Termination Date, or at any other time as required by EPS, Executive will immediately surrender to EPS all EPS property, including but not limited to Confidential Information, keys, key cards, computers, telephones, pagers, credit cards, automobiles, equipment, and/or other similar property of  EPS.

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8.2.           Without Good Cause.  If this Agreement is terminated by EPS without “Good Cause” as defined below in Section 8.5, EPS will (i) provide severance to Executive of Twelve (12) months salary (calculated as a pro rata share of Executive’s Base Salary), less applicable withholdings (the “Severance Payment”), (ii) make the payments for Executive to continue Executive’s current medical insurance coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under EPS’ current group medical plan for Twelve (12) months after the Termination Date, less applicable withholdings, (iii) pay Executive the pro rata portion of his Annual Bonus if and when approved by the Board of Directors and paid by EPS in accordance with Exhibit A, and (iv) accelerate the vesting of any remaining unvested stock options held by Executive on the Termination Date, such that, after giving effect to such acceleration, 100% of Executive’s stock options are vested, provided, in each case, that Executive execute and provide EPS with a separation agreement (which will include without limitation a non-disparagement provision, a post-termination cooperation provision, a confidentiality provision, and a covenant not to sue and general release of claims) in a form prescribed by EPS (the “Separation Agreement”).  The Severance Payment will be made to Executive in Twelve (12) equal monthly installments of Eighteen Thousand Three Hundred Thirty Three Dollars ($18,333), with the first installment payment commencing within ten days after the effectiveness of Executive’s release of claims under the Separation Agreement.

8.3.           Material Change.  If Executive sustains a Material Change (as defined below), Executive will have the option to voluntarily terminate (a “Good Reason Termination”) his employment with the Company as provided herein.  Executive will provide EPS with written notice (“Good Reason Termination Notice”) of the occurrence of the Material Change (describing in detail the basis and underlying facts supporting Executive’s belief that a Material Change has occurred) within sixty (60) days after the date that such Material Change first occurred (unless Executive has agreed to such Material Change in writing) and will provide EPS a reasonable opportunity (not to exceed thirty (30) days) to cure such event.  Executive’s Good Reason Termination will only be effective if Executive has provided the Good Reason Termination Notice within the 60-day period set forth in the previous sentence, and the Company has not cured or remedied such event within thirty (30) days after its receipt of the Good Reason Termination Notice (such effective date to be deemed the Termination Date).  If Executive fails to timely provide the Good Reason Termination Notice to the Company, Executive will be deemed to have consented to and waived the Material Change.  If the Company does timely cure or remedy the Material Change, then Executive may voluntarily terminate his employment as set forth in Section 8.4 or continue to remain employed subject to the terms of this Agreement.  On the Termination Date, this Agreement will terminate automatically and, subject to the following sentence, EPS will (i) provide Executive with the Severance Payment, (ii) make the payments for Executive to continue Executive’s current medical insurance coverage through COBRA under EPS’ current group medical plan for Twelve (12) months after the Termination Date, less applicable withholdings, (iii) pay Executive the pro rata portion of his Annual Bonus if and when approved by the Board of Directors and paid by EPS or its successor in accordance with Exhibit A, and (iv) accelerate the vesting of any remaining unvested stock options (whether EPS or successor company stock options) held by Executive on the Termination Date, such that, after giving effect to such acceleration, 100% of Executive’s stock options are vested.  As a condition to receiving the Severance Payment and other benefits described above, Executive must (i) execute (and not revoke) and provide EPS or its successor company with an executed Separation Agreement within a time period prescribed by the Company but which in any event will not be more than the fifty (50) day period immediately following the Termination Date and (ii) remain in full compliance with such Separation Agreement.  The Company will provide Executive with the Separation Agreement within five (5) days after the Termination Date.  The Severance Payment will be made to Executive in Twelve (12) equal monthly installments of Eighteen Thousand Three Hundred Thirty Three Dollars ($18,333),  with the first installment payment commencing within ten days after the effectiveness of Executive’s release of claims under the Separation Agreement.  As used herein, “Material Change” will mean (i) a material change in Executive’s title, duties or responsibilities to a level below the title, duties, or responsibilities of Executive as of the date of this Agreement; or (ii) a relocation by EPS of Executive’s principal work site to a facility or location more than thirty (30) miles from the principal work site for Executive as of the date of this Agreement.

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8.4.           Voluntary Termination.  If Executive voluntarily terminates his employment with EPS for any reason, this Agreement will terminate automatically, and Executive will not be entitled to receive any severance.

8.5.           With Good Cause.  If this Agreement is terminated by EPS with Good Cause, Executive will not be entitled to receive any severance or other benefits except as provided in Section 8.1.  As used herein, “Good Cause” will mean Executive’s (i) illegal and/or criminal conduct, (ii) dishonesty with respect to EPS’ business, (iii) gross negligence or willful misconduct in the performance of duties, (iv) habitual neglect of duties, (v) insubordination, (vi) willful and continuing refusal to perform duties under this Agreement, (vii) conduct detrimental to the reputation of EPS, including but not limited to, substance abuse, moral turpitude and the like, (viii) misrepresentation or concealment of a material fact or facts for purposes of securing employment with EPS, (ix) conduct that constitutes unlawful harassment, discrimination or retaliation, (x) material breach of any terms of this Agreement, and/or (xi) material violations of EPS’ employment policies; provided, however, that Executive will be provided notice of any misconduct and/or breach constituting Good Cause and will be given reasonable opportunity (not to exceed thirty (30) days), to cure the misconduct and/or breach, unless such misconduct and/or breach is determined by EPS, in its sole and absolute discretion, not to be susceptible to cure, in which case termination shall be deemed to be immediate; and provided further that such 30-day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Good Cause without regard to Executive’s subsequent cure of same.

8.6.           Disability.  In the event of Executive’s Disability, EPS will thereafter have the right, upon written notice to Executive, to terminate this Agreement, in which case the Termination Date will be the date of such written notice to Executive.  In the event of termination under this Section, Executive will not be entitled to receive any severance or other benefits except as provided in Section 8.1.  As used herein, the term “Disability” will mean if the Executive is unable to perform the essential functions of the Executive’s position, even with reasonable accommodation, due to legal, physical or mental incapacity, for a period beyond any protected leave to which Executive is entitled under applicable law.

8.7.           Death.  In the event of Executive’s death, this Agreement will terminate automatically and Executive will not be entitled to receive any severance or other benefits except as provided in Section 8.1.

8.8.           Employment After Expiration of the Term.  At the expiration of the Term as defined above, it is expressly understood and agreed that, except as otherwise provided herein, if Executive continues to be employed by EPS, Executive shall be employed strictly on an at will basis, and that Executive’s employment may be terminated with or without Good Cause as defined above, with or without notice, and without resort to any specific disciplinary procedure or process at any time.  Nothing shall obligate EPS to continue to employ Executive after the expiration of the Term.

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8.9.           Payment Upon Termination.  In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then benefits to which Executive will be entitled pursuant to this Section shall be either: (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless EPS and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of Executive and EPS (the “Accountant”).  EPS shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

8.10.           Delayed Payments for Specified Employee.  If, upon Executive’s separation from service, he is then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) five (5) days after the Company receives notification of the Executive’s death or (ii) the first business day of the seventh month following the Executive’s separation from service.  Any such delayed payments shall be made without interest.

9.            Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified United States mail, postage and fees prepaid, to the addresses of the parties set forth below, or such other address as shall be furnished by notice hereunder by any such party as follows: (i) to EPS: Energy & Power Solutions, Inc., 150 Paularino Avenue, Suite A120, Costa Mesa, CA  92626, Attn: Chief Executive Officer; or (ii) to Executive at the address set forth below his signature hereto.  No failure or refusal to accept delivery of any envelope containing such notice shall affect the validity of such notice or the giving thereof.

10.           Miscellaneous.

10.1.           Executive is free to enter into this Agreement, and is not a party to any non-competition agreement, non-disclosure agreement or any similar contractual restriction which might be violated by performance of Executive’s duties under this Agreement.

10.2.           EPS has the right to assign this Agreement, as well as its rights and obligations hereunder, to any corporation or other entity with or into which EPS may hereafter merge or consolidate, or to which EPS may transfer all or substantially all of its assets, provided such corporation or other entity assumes all of EPS’ obligations hereunder. Executive cannot assign this Agreement, in whole or in part, because it is a contract for personal services.

10.3.           It is the desire and intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any one or more of the provisions of this Agreement will be held invalid, illegal, or unenforceable by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected thereby.

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10.4.           This Agreement cannot be changed, modified or terminated except in writing and signed by both Executive and the President of EPS.

10.5.           No breach of any provision hereof can be waived unless in writing.  Waiver of any one breach of any provision hereof will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

10.6.           This Agreement will be construed in accordance with its fair meaning as if prepared by all parties hereto, and will not be interpreted against either party on the basis that it was prepared by one party or the other.

10.7.           This Agreement supersedes any and all other agreements, whether oral or written, express or implied, between the parties hereto with respect to the subject matter herein.

10.8.           The validity, interpretation, construction and enforcement of this Agreement will be governed by the laws of the State of California, without regard to any choice of law principles.

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IN WITNESS WHEREOF, the parties hereto acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it as of the date above.

EXECUTIVE	ENERGY AND POWER SOLUTIONS, INC.

/s/ Jay Zoellner	/s/ Steven Parry
Jay Zoellner	Steven Parry
Chairman of the Compensation Committee
Address:
_____________________________
_____________________________
_____________________________

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